Exhibit (h)(3)

Amendment No. 1 to the Wholesale Marketing Agreement

This Amendment No. 1 (this “Amendment”), dated as of , to the Wholesale Marketing Agreement is entered into by and between NorthStar Securities, LLC, a Delaware limited liability company (“NorthStar”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, NorthStar and Distributor entered into a Wholesale Marketing Agreement dated as of (the “Agreement”), in connection with the marketing and sale of shares of the funds set forth in Exhibit A to the Agreement; and

WHEREAS, NorthStar and the Distributor wish to amend the provisions of the Agreement in order to add an additional fund, effective as of the date set forth above.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.                  The first “WHEREAS” clause of the Agreement shall be deleted in its entirety and replaced with the following:

“WHEREAS, the Distributor has entered into a Distribution Agreement with each fund set forth in Exhibit A hereto (each a “Fund” and collectively referred to as the “Funds”);”

2.                  The parties hereto agree to delete the current Exhibit A to the Agreement in its entirety and replace it with a new Exhibit A attached hereto.

3.                  The parties hereto agree to delete the current Exhibit B to the Agreement in its entirety and replace it with a new Exhibit B attached hereto.

4.                  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NORTHSTAR SECURITIES, LLC	ALPS DISTRIBUTORS, INC.

By: _______________________	By:_________________________
Name:	Name:
Title:	Title:

EXHIBIT A

NorthStar Real Estate Capital Income Fund

NorthStar Real Estate Capital Income Fund-T

NorthStar Townsend Institutional Real Estate Fund Inc.

NorthStar Real Estate Capital Income Fund-ADV

Exhibit B

Fee Schedule

Fund	Class	Dealer Reallowance to Northstar (as a percentage of the offering price)
NorthStar Real Estate Capital Income Fund	A	2.0%*
NorthStar Real Estate Capital Income Fund	D	2.0%*
NorthStar Real Estate Capital Income Fund	I	0.0%*
NorthStar Real Estate Capital Income Fund-T	N/A	2.0%*

NorthStar/Townsend Institutional Real Estate Fund Inc.	A	Under $50,000.75%
		$50,000 to $74,999.75%
		$75,000 to $99,999.75%
		$100,000 to $149,999.50%
		$150,000 and Above	.50%

NorthStar Real Estate Capital Income Fund-ADV	N/A	0.0%*

*Note: In no event will such Fund’s aggregate selling commissions, dealer manager fees and distribution and servicing fees, if applicable, exceed 8.0% of the aggregate gross proceeds raised in the Fund’s offering. Therefore, the Distributor’s facilitation of the dealer reallowance payments set forth herein shall cease with respect to the applicable Fund as of the date such 8.0% threshold has been reached with respect to such Fund.